UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 18, 2009

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

The information contained in this Current Report is being furnished pursuant to “Item 2.02 Results of Operations and Financial Condition”. The information in this Item on Form 8-K and the exhibit attached hereto shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On June 18, 2009, Pier 1 Imports, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the first quarter ended May 30, 2009. A copy of this press release is attached hereto as Exhibit 99.1.

Item 2.05     Costs Associated with Exit or Disposal Activities.

On February 3, 2009, the Company announced it had begun lease negotiations for rental reductions across its store portfolio. At the time, the Company estimated that it may close up to 125 locations if rental reduction negotiations proved unsuccessful. To date, the Company has reached agreements in principal to terminate the leases on 22 stores and has decided to close 5 additional stores for which termination or rental reduction agreements were unable to be reached. The Company estimates total charges of approximately $8 million in cash and non-cash termination charges related to these closures, of which $5 million were incurred in the first quarter of fiscal 2010.  The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores. As a result of its efforts to date, the Company has achieved approximately $9 million in rental savings for fiscal 2010 and now estimates that it will close approximately 50 locations. Actual expenses related to these closures cannot be estimated as they will largely depend on the results of on-going negotiations.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 18, 2009 announcing the Company’s financial results for the first quarter ended May 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	June 18, 2009	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice
President and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 18, 2009 Pier 1 announcing the Company’s financial results for the first quarter ended May 30, 2009.